EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$26,153	$94,321
Available-for-sale securities (Note 1)	119,263	23,982
Accounts receivable, net	5,527	5,545
Receivables from sales representatives	10,766	5,659
Inventory of paper	951	866
Prepaid expenses and other current assets	18,743	10,585

Total Current Assets	181,403	140,958

Property and equipment, net	27,114	28,178
Long term investments	100	100
Bonds held to maturity, at amortized cost	484	463
Other assets	2,987	1,981

Total Assets	$212,088	$171,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,009	$5,484
Deferred income and customer prepayments	68,154	52,624
Accrued liabilities	11,150	6,644
Income taxes payable	687	405

Total Current Liabilities	87,000	65,157

Liabilities for incentive and bonus plans	307	307
Deferred income and customer prepayments — long term	539	348
Deferred tax liability	358	436

Total Liabilities	88,204	66,248

Minority interest	7,656	6,191

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 38,428,310 (2005: 38,340,310) shares issued and outstanding	384	383
Additional paid in capital (Note 2)	122,826	127,747
Retained deficit	(8,629)	(21,199)
Less : Unearned compensation (Note 2)	—	(7,900)
Accumulated other comprehensive income (Note 1)	1,647	210

Total Shareholders’ Equity	116,228	99,241

Total Liabilities and Shareholders’ Equity	$212,088	$171,680

Note: 1.	The Company recorded the $14.5 million being approximately 13.09% equity interest in HC International at fair value based on the closing share price of HCI, as at 30 September 2006, of $0.23094 per share, as available-for-sale securities in the financial statements as at September 30, 2006. The unrealized market gain has been credited to accumulated other comprehensive income, shown under shareholders’ equity.

Note: 2.	The Company adopted SFAS No. 123(R), “Share Based Payment” with effect from January 1, 2006. The unearned compensation costs associated with the Employee Compensation Plans at the beginning of the year 2006 were reversed as per SFAS No. 123(R).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 3)	$28,594	$24,835	$82,762	$71,504
Exhibitions	435	403	20,514	7,961
Miscellaneous	291	123	901	398

	29,320	25,361	104,177	79,863

Operating Expenses:
Sales	9,974	8,627	33,845	24,932
Event production	129	141	9,245	1,933
Community	4,397	4,253	16,574	13,894
General and administrative	8,385	8,260	26,773	24,730
Online services development	1,189	1,040	3,212	3,012
Non-cash compensation expense (Note 4)	1,518	512	2,622	1,323
Amortization of software cost	315	296	922	1,006

Total Operating Expenses	25,907	23,129	93,193	70,830

Income from Operations	3,413	2,232	10,984	9,033

Interest and dividend income	1,426	405	3,774	794
Gain on sale of available-for-sale securities	9	249	309	557
Foreign exchange gains (losses), net	(228)	(257)	(456)	(78)

Income before Income Taxes	4,620	2,629	14,611	10,306
Income Tax Provision	(153)	(158)	(576)	(475)

Net Income before Minority Interest	$4,467	$2,471	$14,035	$9,831

Minority interest	$(332)	$(150)	$(1,465)	$(987)

Net Income	$4,135	$2,321	$12,570	$8,844

Retained deficit brought forward			$(21,199)	$(34,577)

Retained deficit carried forward			$(8,629)	$(25,733)

Basic net income per share	$0.11	$0.06	$0.33	$0.24

Shares used in basic net income per share calculations	38,428,310	38,340,310	38,409,614	37,347,816

Diluted net income per share	$0.11	$0.06	$0.33	$0.24

Shares used in diluted net income per share calculations	38,501,938	38,401,174	38,484,617	37,435,857

Note: 3.	Online and other media services consists of:

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$16,690	$13,954	$47,469	$40,383
Print services	11,904	10,881	35,293	31,121

	$28,594	$24,835	$82,762	$71,504

Note: 4.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan.

Non-cash compensation includes ($236) (2005: $NIL) being the cumulative effect of change in accounting principle, resulting from the adoption of SFAS123(R) with effect from January 1, 2006, and represents the following categories of expenses:

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$662	$128	$956	$310
Community	33	22	74	76
General and administrative	769	305	1,466	674
Online services development	54	57	126	263

	$1,518	$512	$2,622	$1,323

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30
	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$12,570	$8,844
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,370	2,887
Accretion of U.S. Treasury strips zero % coupons	(21)	(29)
Profit on sale of equipment	(30)	(10)
Equipment written off	1	31
Unrealised dividend income on available-for-sale securities	(19)	—
Unrealised interest income available-for-sale securities	(762)	(19)
Bad debt expense	131	32
Non-cash compensation expense	2,622	1,323
Income attributable to minority shareholder	1,465	987

	19,327	14,046

Changes in assets and liabilities:
Accounts receivables	(114)	91
Receivables from sales representatives	(5,107)	(3,289)
Inventory of paper	(85)	(286)
Prepaid expenses and other current assets	(8,139)	(4,182)
Long term assets	(1,006)	(304)
Accounts payable	1,525	(104)
Accrued liabilities and liabilities for incentive and bonus plans	4,506	353
Deferred income and customer prepayments	15,721	16,728
Tax liability	204	116

Net cash provided by operating activities	26,832	23,169

Cash flows from investing activities:
Purchase of property and equipment	(2,307)	(5,080)
Sale of equipment	30	11
Purchase of available-for-sale securities	(404,494)	(257,102)
Sale of available-for-sale securities	311,412	214,357

Net cash used in investing activities	(95,359)	(47,814)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	—	38,303
Amount received towards directors purchase plan	359	118

Net cash generated from financing activities	359	38,421

Net increase in cash and cash equivalents	(68,168)	13,776
Cash and cash equivalents, beginning of the period	94,321	41,195

Cash and cash equivalents, end of the period	$26,153	$54,971

Supplemental cash flow disclosures:
Income tax paid	$372	$358